Exhibit 10.45

DETRIMENTAL CONDUCT AGREEMENT

(Revised as of March 2010)

This Detrimental Conduct Agreement (this “Agreement”) is entered into by and between me and The Dun & Bradstreet Corporation and all of its corporate affiliates, subsidiaries, and successors (collectively “D&B”).

I.	DEFINITIONS AND ACKNOWLEDGMENTS

As used in this Agreement, the following terms have the meanings indicated; other terms are defined elsewhere in the Agreement.

A.	“Any Awards” means any awards that may be made by D&B to me of D&B stock options, SARs, restricted stock, restricted stock units and/or other D&B equity-based awards, and/or cash components of the grant under the LCP.

B.	“Confidential Information” means the following information and material, whether or not reduced to writing, developed for D&B or developed by any team member of D&B or otherwise belonging to D&B (or, in the case of section I.B.6, in the custody of D&B):

1.	computer software, including without limitation all source and object code, flow charts, algorithms, coding sheets, routines, sub-routines, compilers, assemblers, design concepts and related documentation and manuals;

2.	production processes, marketing techniques, licensing or sales policies, financial information, team member names and job descriptions, customer and prospective customer names and requirements, and other information or material relating to the manner in which customers or prospective customers do or D&B does business;

3.	discoveries, concepts and ideas (including but not limited to the nature and results of research and development activities), processes, formulae, techniques, designs, drawings and specifications;

4.	any other information or material relating to the business or activities of D&B that is not generally known to others engaged in similar businesses or activities;

5.	inventions and ideas that are derived from or relate to a team member’s access to or knowledge of any of the information or material described in this section;

6.	any information or material of the type described above that is the property of another person or firm that has revealed or delivered such information or material to D&B either pursuant to a contractual relationship with D&B or otherwise in the course of D&B’s business; and

7.	all notes, data, memoranda, reference material, sketches, drawings and records in any way relating to D&B’s business.

Confidential Information does not include any information or material of the type described in this section to the extent that such information or material is or becomes publicly known through no act on my part. The failure to mark any Confidential Information as confidential will not affect its status as Confidential Information.

I acknowledge that during the course of my employment with D&B, D&B will provide me with Confidential Information and with access to Confidential Information; that the Confidential Information I obtain will be necessary in order for me to perform my duties for D&B; that Confidential Information evolves over time, and that I will obtain new Confidential Information at various times during my employment with D&B; and that my receipt of and additional access to Confidential Information would not occur but for my acceptance of this Agreement.

C.	“D&B Competitor” means any business entity that competes, directly or indirectly, with D&B, including but not limited to those companies that are listed on Schedule A to this Agreement, which may be amended or supplemented by D&B from time to time.

D.	“D&B Customer” includes both actual and prospective D&B customers. I acknowledge that during the course of my employment, I will have contact with and will represent D&B in dealing with certain D&B Customers and that I may be entrusted with and responsible for maintaining the goodwill and relationship between D&B and certain D&B Customers.

E.	“Detrimental Conduct” means engaging in any of the following activities:

1.	During my employment with D&B:

a.	disclosing or using any Confidential Information in any capacity other than as appropriate in the performance of the duties assigned to me by D&B during my employment with D&B;

b.	becoming directly or indirectly employed by, or directly or indirectly providing services to, any D&B Competitor;

c.	attempting directly or indirectly to induce any D&B employee to leave D&B for a reason detrimental to D&B’s interests, or to become directly or indirectly employed by, or to directly or indirectly perform services for, a D&B Competitor;

d.	engaging in other conduct or taking other actions that D&B reasonably deems to be detrimental to its interests, including but not limited to making denigrating or disparaging statements about D&B, its team members and/or its directors to the media or financial analysts.

e.	engaging in any of the following activities that results in the termination of my employment:

(1)	a violation of D&B’s policies and procedures, including but not limited to the D&B Code of Conduct;

(2)	criminal activity;

(3)	gross insubordination; or

(4)	gross negligence in the performance of my duties; or

f.	failing to timely submit the certification required by section II.C.

2.	During the Restricted Post-Termination Time Period:

a.	becoming directly or indirectly employed by, or directly or indirectly providing services to, any D&B Competitor that is engaged in providing products or services to a D&B Customer; however, if I am employed by D&B primarily in the State of California or any other state that prohibits covenants not to compete, then this activity alone will not be deemed Detrimental Conduct;

b.	attempting directly or indirectly to induce any D&B employee to leave D&B for a reason detrimental to D&B’s interests, or to become directly or indirectly employed by, or to directly or indirectly perform services for, a D&B Competitor;

c.	entering or attempting to enter, directly or indirectly, into any arrangement with any Restricted D&B Customer for the purpose of engaging in any business transactions of the nature performed or contemplated to be performed for such customer by D&B; or

d.	directly or indirectly soliciting, interfering with, or diverting the business or patronage of any Restricted D&B Customer or other business entity with which D&B has done business within the prior twelve (12) months.

3.	At any time after my employment with D&B ends:

a.	disclosing or using any Confidential Information in any capacity other than as expressly authorized in writing by D&B.

F.	“Financial Gain” means an amount equal to the sum of: (1) the gross (pre-tax) gains resulting from any exercise of D&B stock options and SARs, as of the date of exercise; (2) the gross (pre-tax) value of any performance share awards or other equity-based awards issued to me, as of the date of issuance, (3) the gross (pre-tax) value of any shares of D&B stock (or restricted stock units) whose restrictions have lapsed, as of the time said restrictions have lapsed; and (4) the gross (pre-tax) value of any cash.

G.	“Global Leadership Team” means D&B’s senior leadership organization, whether in its current form (consisting of its Chairman of the Board and Chief Executive Officer, his direct reports and other designees, as so announced in writing) or as it may change in form and membership over time.

H.	“LCP” means D&B’s Leadership Compensation Program, including its current form and its predecessor and successor programs.

I.	“Restricted D&B Customer” means any D&B Customer that I personally serviced while employed by D&B or about whom I acquired confidential information while employed by D&B.

J.	“Restricted Post-Termination Time Period” means: (1) if I am or become during my employment with D&B a member of the Global Leadership Team, in the two-year period following the termination of my employment with D&B for any reason; or (2) if I am not and do not become during my employment with D&B a member of the Global Leadership Team, in the one-year period following the termination of my employment with D&B for any reason.

K.	“Restricted Pre-Termination Time Period” means: (1) if I am or become during my employment with D&B a member of the Global Leadership Team, in the two-year period prior to the termination of my employment with D&B for any reason; or (2) if I am not and do not become during my employment with D&B a member of the Global Leadership Team, in the one-year period prior to the termination of my employment with D&B for any reason.

L.	“SARs” means stock appreciation rights.

II.	CERTIFICATION PROCESS

A.	If I elect to exercise more than 25 percent of my outstanding vested stock options or SARs in any 90-day period while I am a member of the Global Leadership Team, as a pre-condition to the exercise of those D&B stock options or SARs I will certify, prior to such exercise, in a manner and form acceptable to D&B, that I have not engaged in and do not intend to engage in any Detrimental Conduct.

B.	If I elect to exercise more than 40 percent of all my outstanding vested stock options or SARs in any 90-day period while I am not a member of the Global Leadership Team, as a pre-condition to the exercise of those D&B options or SARs I will certify, prior to such exercise, in a manner and form acceptable to D&B, that I have not engaged in and do not intend to engage in, any Detrimental Conduct.

C.	The failure to deliver such certification to the designated D&B official (currently Judy Sullivan at sullivanj@dnb.com) prior to any exercise described in section II(A)or (B) will itself constitute Detrimental Conduct within the meaning of this Agreement. I acknowledge and understand that I may also be required to comply with D&B’s pre-clearance requirements under D&B’s Insider Trading policy, as well as any applicable equity ownership guidelines.

D.	I may exercise up to the full number of vested stock options or SARs indicated in the certification form only during the thirty (30) trading days (exclusive of blackout periods due to “window” closings) following the date I delivered the required certification in accordance with section II(C).

III.	AGREEMENT NOT TO ENGAGE IN DETRIMENTAL CONDUCT; REMEDIES FOR BREACH OF AGREEMENT

A.	In consideration of the (i) grant of D&B stock options, SARs, restricted stock, restricted stock units and/or other D&B equity-based awards made as a component of the grant under the LCP, and/or (ii) payment of the cash component of the grant under the LCP (which does not include the base salary or annual bonus components of the LCP) and/or (iii) similar grants and/or payments made to me in the year that I enter into this Agreement or any future year, I will not engage in Detrimental Conduct.

B.	If I engage in Detrimental Conduct, D&B will be entitled to the following remedies against me:

1.	the recovery from me of any Financial Gain I received during the Restricted Pre-Termination Time Period or did or will receive during the Restricted Post-Termination Time Period; and

2.	an injunction and other equitable relief against me from engaging in Detrimental Conduct; in that regard, I acknowledge and agree that Confidential Information confers on D&B a competitive advantage over those in similar businesses who do not know or use such Confidential Information, and that because of the valuable and unique nature of the Confidential Information and D&B’s relationships with its customers, prospective customers, team members and business entities with which D&B does or has done business, D&B would suffer irreparable harm if I engaged in Detrimental Conduct and that monetary damages would be inadequate to fully compensate D&B for the breach(es); and

3.	costs and reasonable attorneys’ fees; and

4.	all other relief provided by law and/or in equity.

C.	The requirements, rights and remedies contained in this section III may not be waived or superceded, unless expressly done so in a writing, signed by the parities. Another agreement indicating generally that it supercedes “similar” agreements or agreements with like provisions shall not act to waive or supercede the requirements and rights contained in this section III.

IV.	OTHER IMPORTANT PROVISIONS

A.	No provision of this Agreement will diminish, negate or otherwise adversely impact any separate non-compete, employment agreement or confidentiality agreement to which I may be a party.

B.	The provisions contained in this Agreement are being made for, among other things, the benefit of D&B to protect D&B’s business operations, customer relationships, and Confidential Information.

C.	Acceptance of this Agreement is a voluntary act on my part in consideration for the valuable consideration offered to me by D&B.

D.	Any Awards are extraordinary benefits, not part of any wages paid to me by D&B, and they are or may be awarded to me by D&B solely to encourage continued employment with D&B and to motivate me in my future efforts for D&B.

E.	Tax Liability.

1.	I acknowledge and agree that the ultimate liability for any and all tax, social insurance and payroll tax withholding (“Tax-Related Items”) with respect to Any Awards remains my responsibility and liability.

2.	D&B: (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Any Awards, including but not limited to the grant, vesting or exercise of stock options and SARs, and the subsequent sale of shares acquired by those means; and (b) does not commit to structure the terms of Any Awards or any aspects thereof to reduce or eliminate my liability for Tax-Related Items.

3.	I will pay or make adequate arrangements satisfactory to D&B to satisfy all withholding obligations of D&B. Among other arrangements I may make:

a.	I authorize D&B, in its sole discretion, to withhold all applicable Tax-Related Items legally payable by me from my wages or other cash compensation paid to me by D&B or from proceeds of sale.

b.	Alternatively, and if permissible under local law, I authorize D&B, in its sole discretion, to sell or arrange for the sale of shares that I am due to acquire to meet the minimum withholding obligation for Tax-Related Items.

4.	Any estimated withholding that is not required in satisfaction of any Tax-Related Items will be repaid to me by D&B.

5.	I will pay to D&B any amount of any Tax-Related Items that D&B may be required to withhold as a result of my participation in the LCP or my purchase of shares that cannot be satisfied by the means described above in this section IV(E).

F.	Personal Data. For the purpose of implementing, administering and managing the LCP, D&B holds certain personal information about me (“Personal Data”), including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary information, nationality, job title, information regarding any shares of stock or directorships held in The Dun & Bradstreet Corporation, details of all options or any other entitlement to shares of stock awarded by D&B, canceled, exercised, vested, unvested or outstanding in my favor.

1.	I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my Personal Data by and among employees of D&B for the exclusive purpose of implementing, administering and managing my participation in the LCP.

2.	In addition, I explicitly and unambiguously consent to the transfer, in electronic or other form, of my Personal Data to any third parties assisting in the implementation, administration and management of the LCP (the “Recipients”). I acknowledge and understand that the Recipients may be located in my country, or elsewhere, and that each Recipients’ country may have different data privacy laws and protections than my country. I authorize the Recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the LCP, including but not limited to any requisite transfer of such Personal Data to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon my exercise of a stock option.

3.	My Personal Data will be held by D&B as long as is necessary to implement, administer and manage my participation in the LCP.

4.	I may, at any time, view my Personal Data, request from D&B in writing reasonable additional information about the storage and processing of my Personal Data, request any amendments to my Personal Data necessary to make such data accurate, or withdraw the consent to use of my Personal Data under this Agreement by contacting in writing my local Human Resources representative. I acknowledge and understand that withdrawal of my consent may affect my ability to exercise or realize benefits from the grants made to me.

G.	Reformation and Severability.

If any provision in this Agreement is finally determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, that provision will be enforceable to the maximum extent possible under applicable law and that provision will be reformed to effect that maximum lawful and enforceable duration and scope. Alternatively, in the sole discretion of D&B, such unenforceable provision will be stricken from this Agreement and the remainder of this Agreement shall remain in full force and effect. Any portion of this Agreement that is finally determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable and that is not made part of a reformed provision shall be fully severable; this Agreement shall be interpreted and enforced as if such portion had never comprised a part of this Agreement; and the remainder of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable portion or by its severance from this Agreement. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey, without giving effect to its conflicts of laws provisions.

H.	No Right to Continued Employment/At-Will.

This Agreement does not confer upon me any right of continued employment for any period of time. I understand and agree that my employment with D&B is terminable at the will of either D&B or me, either with or without cause. I may terminate my employment at any time with or without notice and D&B has a similar right. I hereby acknowledge that there have been no representations or promises made to me that my employment will continue for a set period of time or that my employment will be terminated only under particular circumstances. I acknowledge that no representations, express or implied, may be made that are inconsistent with this section and no one at D&B is authorized to make representations, express or implied, inconsistent with this section.

I.	No Waiver.

The failure of D&B to enforce at any time any provision of this Agreement will not be construed to be a waiver of such provision or of any other provision. Any waiver or modification of the terms of this Agreement will only be effective if reduced to writing and signed by both D&B’s Chief Executive Officer and me.

J.	Complete Agreement.

This Agreement (and any employment and/or proprietary information and non-solicitation agreement I have with D&B) constitute the entire understanding between me and D&B with respect to the subject matter of those Agreements and, unless otherwise specified in those Agreements, supersede all prior oral and written agreements, understandings and arrangements between me and D&B with respect to the subject matter of those Agreements, including, but not limited to, all prior Detrimental Conduct Agreements.

K.	Exclusive Venue for Disputes; Remedies.

1.	The federal and state courts located within the State of New Jersey will be the sole and exclusive forum for any litigation of any type (whether legal, equitable, declaratory, statutory, administrative or otherwise) arising out of or relating to this Agreement or the formation, performance, breach, termination, severability, enforcement or validity of this Agreement or any of its provisions. D&B and I hereby consent to the jurisdiction of the federal and state courts located within the State of New Jersey, and hereby waive and release any rights we may have to a trial by jury and to invoke principles of forum non conveniens or transfer to another district.

2.	The court in any such litigation will not award punitive or exemplary damages of any type, and D&B and I hereby waive any right to such damages based on any claim arising out of or relating to this Agreement or the formation, performance, breach, termination, severability, enforcement or validity of this Agreement or any of its provisions.

3.	In addition to all other relief provided by law, the prevailing party will be entitled to an award of pre-judgment and post-judgment interest at the rate(s) specified by New Jersey law, as well as the reasonable attorney’s fees, expert’s fees, expenses, and costs (including, but not limited to, transcript costs) incurred in the litigation and in any post-judgment collection or enforcement proceedings.

4.	The judgment entered in any such New Jersey litigation may be enforced in any state having jurisdiction over the person or property of the party against whom judgment was entered.

L.	Electronic Acceptance.

I acknowledge and agree that I will be agreeing to and accepting the terms of this Agreement electronically by transmitting an email acceptance message to individuals in the Compensation & Benefits Department. I understand that I may elect, instead, to manually accept this Agreement by making arrangements to do so through the designated official in the Compensation & Benefits Department. Finally, I understand that any (a) grant of D&B stock options, SARs, restricted stock, restricted stock units and/or other D&B equity-based awards made as a component of the grant under the LCP, and/or (b) payment of the cash component of the grant under the LCP (which does not include the base salary or annual bonus components of the LCP) and/or (c) similar grants and/or payments made to me in the year that I enter into this Agreement may be withdrawn if I fail to agree to and accept the terms of this Agreement within the time established by the Compensation & Benefits Department.